Ex. 5.1

[Letterhead of Meadows, Owens, Collier, Reed, Cousins & Blau, LLP]

June 9, 2006

Silverleaf Resorts, Inc.
Attn: Robert E. Mead
Chief Executive Officer
1221 River Bend Dr.
Suite 120
Dallas, TX 75247

Re:	Silverleaf Resorts, Inc., a Texas corporation (the "Company") Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Silverleaf Resorts, Inc., a Texas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of 8,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share. The Shares are being registered by the Company pursuant to the terms of the Securities Purchase Agreement (the "Purchase Agreement") dated as of May 24, 2006 between the Company, Robert E. Mead, Trustee, Grace Brothers, Ltd. and the investors named therein, who are the Selling Shareholders named in the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Purchase Agreement, (ii) the prospectus contained in the Registration Statement (the "Prospectus"), and (iii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the state of Texas and we express no opinion concerning any laws other than the laws of the State of Texas. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ MEADOWS, OWENS, COLLIER, REED, COUSINS & BLAU, L.L.P.